                                           FOR IMMEDIATE RELEASE

MERRIMAN HOLDINGS, INC. TO PURSUE STRATEGIC ALTERNATIVES

SAN FRANCISCO – September 26, 2011 – Merriman Holdings, Inc. (NASDAQ: MERR) today announced that its Board of Directors will conduct an open process to evaluate strategic alternatives for Merriman Holdings, Inc. to enhance shareholder value, including a possible strategic alliance, merger or sale of the company or its subsidiary, Merriman Capital, Inc. The Board of Directors has established a Special Committee consisting entirely of independent directors to provide focus, assistance and oversight of this process.  The company is currently evaluating proposals from several investment banks to assist it in evaluating current proposals and soliciting additional proposals.

Merriman Holdings, Inc. has not set a timetable for completion of the evaluation process or made a decision to pursue any particular transaction, and there can be no assurance that any transaction will be pursued or completed.

We want to make sure that we are doing everything possible to increase stockholder value in a difficult financial environment,” said Jon Merriman, Chief Executive Officer of Merriman Holdings, Inc. and Merriman Capital, Inc.  “Our firm has a number of strengths which we think are attractive to potential partners, including our market leadership position in representing companies listed on the OTCQX.”

About Merriman Holdings, Inc.

Merriman Holdings, Inc. (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers advisory services, investment banking, equity research, institutional services and corporate & venture services. Merriman specializes in four industry growth sectors: Technology, Telecom, Consumer, Media & Internet and CleanTech Infrastructure. For more information, please go to http://www.merrimanco.com/. Merriman Capital, Inc. is a member of FINRA and SIPC.

Note to Investors
This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 28, 2011 and in our Form 10-Q filed on August 15, 2011. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate,” believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 28, 2011 and the Form 10-Q filed on August 15, 2011, together with this press release, are available on our website, www.merrimanco.com. Please click on "Investor Relations."
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Further Information:
Jack Thrift
Chief Financial Officer
Merriman Holdings, Inc.
(415) 248-5640